EXHIBIT 99.1

PINNACLE ENTERTAINMENT ANNOUNCES PRICING OF $375 MILLION PRIVATE

OFFERING OF SENIOR NOTES

LAS VEGAS, NV, April 12, 2016 – Pinnacle Entertainment, Inc. (NYSE: PNK) (“Pinnacle”) announced today that PNK Entertainment, Inc. (“PNK Entertainment”), its wholly-owned subsidiary, has priced its previously announced private offering of senior notes. The principal amount of the notes is $375 million and the notes will be issued at a price equal to 100.0% of their face value, will have an interest rate of 5.625% per annum and will mature on May 1, 2024.

PNK Entertainment intends to use the proceeds from the proposed offering, together with proceeds from anticipated new senior secured credit facilities, to finance the obligation of Pinnacle to facilitate its merger with a subsidiary of Gaming & Leisure Properties, Inc. (“GLPI”), the related spin-off of PNK Entertainment to stockholders of Pinnacle, transaction closing costs, and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release is issued pursuant to Rule 135c of the Securities Act, is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any other securities. The offering of the notes will not be made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. The offering has not been approved by any gaming regulatory authority having jurisdiction over any of Pinnacle’s or Ameristar’s casino operations.

Additional Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction between GLPI and Pinnacle, GLPI has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4/A (File No. 333-206649) that includes a definitive joint proxy statement of GLPI and Pinnacle that also constitutes a prospectus of GLPI. This communication is not a substitute for the joint proxy statement/prospectus or any other document that GLPI or Pinnacle may file with the SEC or send to their shareholders in connection with the proposed transaction. The registration statement on Form S-4 was declared effective by the SEC on February 16, 2016. Pinnacle mailed the definitive proxy statement/prospectus to its stockholders on or about February 16, 2016, and its stockholders approved the transaction on March 15, 2016. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4/A, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS FILED AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain free copies of the definitive joint proxy statement/prospectus and other relevant documents filed by GLPI and Pinnacle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by GLPI are available free of charge on GLPI’s investor relations website at investors.glpropinc.com or by contacting GLPI’s investor relations representative at (203) 682-8211. Copies of the documents filed with the SEC by Pinnacle are available free of charge on Pinnacle’s investor relations website at investors.pnkinc.com or by contacting Pinnacle’s investor relations department at (702) 541-7777.

Forward Looking Statements

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, may include, without limitation, statements regarding (a) private offering of senior notes, (b) the transaction between Pinnacle and Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) whereby Pinnacle would sell its real estate assets to GLPI and spin-off Pinnacle’s operations into a new public company; the ability of Pinnacle to obtain the financing necessary to complete the transaction with GLPI; receipt of regulatory approvals, the debt of PNK Entertainment, Inc. following the spin-off and the consummation of the transaction and the timing thereof and (c) the transaction between Pinnacle and a subsidiary of GLPI whereby Pinnacle would acquire the operations of the Meadows Racetrack and Casino (the “Meadows Transaction”), the consummation of the Meadows Transaction and the timing thereof, the satisfaction of various closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining approval of the Pennsylvania Gaming Control Board and the Pennsylvania Harness Racing Commission. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Pinnacle’s control that could cause actual results to differ materially from actual those reflected in such statements. There is no assurance that a transaction with GLPI or the Meadows Transaction will be completed on any particular timeframe or at all. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on the potential factors, please review PNK Entertainment’s and Pinnacle’s filings with the SEC, including, but not limited to, the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K of PNK and of PNK Entertainment, as the case may be.

Contact:

Vincent J. Zahn, CFA
Vice President & Treasurer
702/541-7777/investors@pnkmail.com